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                                                                     EXHIBIT 2.1

                      MINDEN BUILDING AND LOAN ASSOCIATION

                             PLAN OF REORGANIZATION
               FROM MUTUAL BUILDING AND LOAN ASSOCIATION TO MUTUAL
                                 HOLDING COMPANY

1.   GENERAL.

     On December 11, 2001, the Board of Directors of Minden Building and Loan Association, Minden, Louisiana (the "Association"), a Louisiana-chartered, mutual building and loan association, adopted this Plan of Reorganization from Mutual Building and Loan Association to Mutual Holding Company (the "Plan"), pursuant to which the Association proposes to reorganize into the mutual holding company form of organization and operate as a indirect subsidiary of a subsidiary holding company (the "MHC Reorganization"). As part of the MHC Reorganization, the Association will (i) organize an interim federal stock savings association as a wholly owned subsidiary ("Interim One"); (ii) Interim One will organize an interim federal stock savings association as a wholly owned subsidiary ("Interim Two"); (iii) Interim One will organize a Federal stock corporation ("SHC") as a wholly owned subsidiary of Interim One; (iv) the Association will convert to stock form and exchange its articles of incorporation for those of a Louisiana stock building and loan association ("Stock-form Association"); (v) the shares of Interim One will be cancelled and its charter will be exchanged for a federal mutual holding company charter ("MHC"); (vi) Interim Two will merge with and into the Stock-form Association, with Stock-form Association surviving as a subsidiary of MHC; (vii) former members of the Association will become members of the MHC; and (viii) the MHC will transfer all of the outstanding shares of Stock-form Association to SHC. The MHC Reorganization shall be accomplished in accordance with the procedures set forth in this Plan, the requirements of applicable laws and regulations and the policies of the Office of Thrift Supervision (the "OTS") and the Louisiana Office of Financial Institutions (the "OFI").

     Upon consummation of the MHC Reorganization, the converted Stock-form Association will be deemed to be a continuation of the Association, and all property of the Association, including its right, title and interest in and to all property of whatever kind and nature, all interests and assets previously existing or pertaining to the Association, or which would issue to the Association immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock-form Association. The Stock-form Association will have, hold and enjoy the same in its right and fully to the same extent as the same was possessed, held and enjoyed by the Association. The Stock-form Association will continue to have, succeed to, and be responsible for all rights, liabilities and obligations of the Association and, immediately upon consummation of the MHC Reorganization, will continue its main office and other operations at the then present location of the Association.

     This Plan is subject to the approval of the OTS and the OFI and must be adopted by a majority of the total number of votes eligible to be cast by the Members of the Association at a Special Meeting called for that purpose. Implementation of this Plan also is subject to the approval

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of all other applicable regulatory authorities, as well as the receipt of favorable rulings or opinions as to the tax consequences of the MHC Reorganization.

     The MHC Reorganization will enable the Association to raise new equity capital through the issuance and sale of shares of capital stock of the SHC and to expand and diversify its operations by facilitating the possible acquisitions of other savings associations, commercial banks or financial service type companies. The ability of the SHC to issue capital stock also will enable the SHC and the Stock-form Association to establish stock compensation plans for directors, officers and employees, thereby granting them equity interests in the SHC and greater incentive to improve its performance.

     It is anticipated that the SHC will conduct an initial offering of its common stock (which in the aggregate shall be less than 50% of the total to-be-outstanding common stock of the SHC) following consummation of the MHC Reorganization, subject to the approval of the Board of Directors of the SHC, the OTS and the OFI. The actual issuance of shares of common stock of the SHC in this manner shall not be a condition to the MHC Reorganization, unless otherwise required by the Board of Directors of the Association.

     In adopting this Plan, the Board of Directors of the Association determined that the MHC Reorganization was advisable and in the best interests of the Association and its members.

2.   DEFINITIONS.

     In most cases, the meaning of the terms used in this Plan are made clear from their context and the language of the Plan. Certain of these terms, however, require further explanation, as follows:

     2.1. "ASSOCIATE" when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Association, MHC or a majority-owned subsidiary of either of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (exclusive of any tax-qualified employee stock benefit plan and any non-tax-qualified employee stock benefit plan of the Association or the SHC in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity); (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Association or the Stock-form Association or any of their subsidiaries; and
(iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii) above.

     2.2. "ASSOCIATION" means Minden Building and Loan Association, a Louisiana-chartered mutual building and loan association.

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     2.3. "DEPOSIT ACCOUNT" means withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts, negotiable order of withdrawal accounts and demand accounts, held by an account holder of the Association.

     2.4. "EFFECTIVE DATE" means the date upon which the MHC Reorganization is completed pursuant to this Plan and applicable laws and regulations.

     2.5. "FDIC" means the Federal Deposit Insurance Corporation.

     2.6. "HOLA" means the Home Owners' Loan Act.

     2.7. "MEMBER" means any Person qualifying as a Member of the Association in accordance with its mutual amended and restated articles of incorporation and bylaws.

     2.8. "MHC" means the mutual holding company resulting from the MHC Reorganization, which mutual holding shall be named "Minden Mutual Holding Company" or such other name as may be selected by the Board of Directors of the MHC.

     2.9. "MHC REORGANIZATION" collectively means all steps which are necessary for the Association to reorganize into the mutual holding company form of organization in the manner specified herein.

     2.10. "OFFICER" means the chairman of the board of directors, president, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other Person performing similar functions with respect to any organization, whether incorporated or unincorporated.

     2.11. "OFI" means the Louisiana Office of Financial Institutions or any successor thereto.

     2.12. "OTS" means the Office of Thrift Supervision or any successor thereto.

     2.13. "PERSON" means any corporation, limited liability company, partnership, limited liability partnership, association, joint stock company trust, unincorporated organization or any political subdivision thereof or any other entity or a natural person.

     2.14. "PLAN" means this Plan of Reorganization from Mutual Building and Loan Association to Mutual Holding Company, including all Appendices hereto, as adopted by the Board of Directors of the Association and as may be amended from time to time pursuant to the terms hereof.

     2.15. "SHC" means "Minden Bancorp, Inc.," a to-be-formed Federal stock corporation, which, upon consummation of the MHC Reorganization, shall own 100% of the issued and

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outstanding shares of capital stock of the Stock-form Association and which shall be a majority-owned subsidiary of the MHC.

     2.16. "STOCK-FORM ASSOCIATION" means Minden Building and Loan Association, a Louisiana-chartered, stock subsidiary of the SHC upon consummation of the MHC Reorganization.

     2.17. "SPECIAL MEETING" means the Special Meeting of Members of the Association called for the sole purpose of submitting this Plan and related documents to the Members for their approval or disapproval, including any adjournment of such meeting.

3.   GENERAL PROCEDURE FOR THE MHC REORGANIZATION.

     The Association shall provide the OTS and the OFI with written notice of the proposed MHC Reorganization. Such notice shall include a copy of this Plan, the proposed Charter and Bylaws for the MHC and the SHC and the Articles of Incorporation and Bylaws of Stock-form Association upon consummation of the MHC Reorganization and such other information as is required by applicable laws and regulations or as the OTS or the OFI may otherwise require. Not earlier than three calendar days before and not later than three calendar days after the Association's submission to the OTS of its written notice of the proposed MHC Reorganization, and thereafter to the extent required by applicable laws and regulations or as the OTS may otherwise require, the Association shall provide public notice of its plan to reorganize. Such notice shall be made by means of the posting of a notice in a conspicuous place in each of the Association's branch offices and the placing of an advertisement in a newspaper of general circulation in the community where the Association maintains its home office. In addition, the Association shall cause copies of the Plan to be made available at each of its offices for inspection by Members.

     Simultaneously with or as soon as practicable after the Association's submission to the OTS and the OFI of its written notice of the proposed MHC Reorganization, the Association shall file (or cause to be filed) such other applications or notices with the OTS, the OFI or any other applicable regulatory authority, publish such notices and take such other actions as may be specified by applicable laws and regulations or as otherwise may be required to consummate the MHC Reorganization.

     If approved by the OTS and the OFI, the Association shall submit this Plan, as well as the Charter and Bylaws of the MHC and the Articles of Incorporation and Bylaws of the Stock-form Association to be effective upon consummation of the MHC Reorganization, to its Members for approval at the Special Meeting, which shall be held upon written notice given no less than 10 days nor more than 30 days prior to the date of such meeting. Such notice shall be accompanied by a proxy statement (in either long or summary form) and proxy card, which materials shall include such information as is required by applicable laws and regulations or as the OTS or the OFI may otherwise require. This Plan must be approved by the affirmative vote of at least a majority of the total number of votes eligible to be cast by Members at the Special Meeting.

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     Following the receipt of all required regulatory approvals, the approval of the Members of this Plan and the satisfaction of all other conditions precedent to the MHC Reorganization, the Association will (i) organize Interim One; (ii) Interim One will organize Interim Two; (iii) Interim One will organize SHC as a wholly owned subsidiary of Interim One; (iv) the Association will convert to stock form and exchange its articles of incorporation for articles of incorporation of a Louisiana-chartered stock building and loan association (Stock-form Association); (v) the shares of Interim One will be cancelled and its charter will be exchanged for a federal mutual holding company charter
(MHC); (vi) Interim Two will merge with and into the Stock-form Association, with the Stock-form Association surviving as a subsidiary of MHC; (vii) former members of the Association will become members of the MHC; and (viii) the MHC will transfer all of the outstanding shares of Stock-form Association to SHC.
MHC will have a Charter and Bylaws in the form attached hereto as Exhibits A and B, respectively, which are incorporated herein. Additionally, SHC will have a Charter and Bylaws in the form attached hereto as Exhibits C and D, respectively, and the Stock-form Association will have Articles of Incorporation and Bylaws in the form attached hereto as Exhibits E and F, respectively, which are incorporated herein by reference.

     Upon consummation of the MHC Reorganization, substantially all of the assets and liabilities (including all savings accounts, demand accounts, tax and loan accounts, United States Treasury General Accounts, or United States Treasury Time Deposit Open Accounts, as defined in 12 C.F.R. Part 561) of the Association shall be vested in the Stock-form Association as the survivor of the merger of Interim Two into the Stock-form Association. All assets, rights, obligations and liabilities of whatever nature of the Association that are not expressly retained by the MHC shall be deemed transferred to the Stock-form Association.

     The directors and officers of the Association shall take all appropriate actions to facilitate the MHC Reorganization, including maintaining insurance of deposits and membership in the Federal Home Loan Bank of Dallas for the Stock-form Association promptly following its organization, taking all appropriate actions to effect the transactions referenced in the immediately preceding paragraph and preparing, filing and prosecuting such applications, filings and notices as may be required under applicable laws and regulations and policies of the OTS and the OFI to effect the MHC Reorganization.

     As a result of the MHC Reorganization, the Association will become a Louisiana-chartered stock-form building and loan association and a wholly owned subsidiary of SHC, and SHC will be a majority owned subsidiary of MHC.

4.   POWERS AND AUTHORITIES OF MHC, SHC AND THE STOCK-FORM ASSOCIATION.

     The rights and powers of the MHC, SHC and the Stock-form Association upon consummation of the MHC Reorganization will be as specified in their respective Charter or Articles of Incorporation, as the case may be, and Bylaws, applicable laws and regulations (including, in the case of the MHC and SHC, Section 10(o)(5) of the HOLA and rules and regulations promulgated

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thereunder) and policies of governing regulatory authorities. Without limiting the foregoing, following consummation of the MHC Reorganization, the SHC shall have authority to issue to Persons other than the MHC an amount of common stock and securities convertible into common stock which in the aggregate is less than 50% of the issued and outstanding common stock of the SHC. The SHC also shall have authority to issue equity or debt securities other than common stock and securities convertible into common stock following consummation of the MHC Reorganization, subject to the terms of its Charter and Bylaws, including any amendments thereto. The SHC's ability to issue debt or equity securities upon consummation of the MHC Reorganization shall be subject to the approval of the Board of Directors of the SHC and the requirements of applicable laws and regulations.

5.   TAX CONSEQUENCES.

     Consummation of the MHC Reorganization is expressly conditioned upon prior receipt by the Association and/or the SHC of (i) a ruling of the United States Internal Revenue Service and/or an opinion of counsel to the effect that the MHC Reorganization will not result in any gain or loss for federal income tax purposes to the Association, the Stock-form Association, the MHC, the SHC or Members; and (ii) a ruling and/or an opinion of counsel or tax advisor with respect to Louisiana taxation, to the effect that consummation of the MHC Reorganization will not result in a taxable reorganization under the provisions of the applicable codes or recapture of income or bad debt reserves by the MHC, the SHC, the Association, the Stock-form Association or Members.

6.   TRANSFER OF DEPOSIT ACCOUNTS.

     Each Deposit Account in the Association at the time of the MHC Reorganization will become, without further action by the account holder, a Deposit Account in the Stock-form Association after the MHC Reorganization, equivalent in withdrawable amount to the withdrawal value, and subject to the same terms and conditions (except as to voting and liquidation rights), as such Deposit Account in the Association at the time of the MHC Reorganization.

7.   VOTING AND OTHER RIGHTS OF SHAREHOLDERS OF THE STOCK-FORM ASSOCIATION.

     Following the MHC Reorganization, voting rights with respect to the Stock-form Association will be held and exercised exclusively by the holder or holders of the capital stock of the Stock-form Association. Neither depositors in nor borrowers from the Stock-form Association will have any voting rights with respect to the Stock-form Association in their capacities as such.

8.   VOTING AND LIQUIDATION RIGHTS.

     Following the MHC Reorganization, all holders of a Deposit Account with the Association as of the date of the MHC Reorganization will continue to have voting and liquidation rights solely with respect to the MHC. In addition, all Persons who become the holder of a Deposit Account with

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the Stock-form Association subsequent to the MHC Reorganization also will have voting and liquidation rights with respect to the MHC. In each case, no Person who ceases to be the holder of a Deposit Account with the Stock-form Association shall have any membership or liquidation rights with respect to the MHC. Borrowers from the Stock-form Association will not receive voting or other rights in the MHC in connection with any borrowings from the Stock-form Association.

     Following the MHC Reorganization, all proxies granted by Members of the Association to the Board of Directors of the Association or a committee appointed by a majority of the Board or other representatives of the Board of Directors of the Association to vote with respect to all matters or questions requiring action by the Members of the Association shall automatically be transferred to the Board of Directors of the MHC and shall be deemed to grant to the Board of Directors of the MHC authority to vote on behalf of such members with respect to all matters or questions requiring action by the members of the MHC.

9. SUBSEQUENT OFFERING OF CAPITAL STOCK OF THE SHC AND CONVERSION OF THE MHC INTO A STOCK HOLDING COMPANY.

     If approved by the OTS and the OFI and/or any other applicable regulatory authority, following consummation of the MHC Reorganization (i) the SHC may sell shares of its capital stock to third persons other than the MHC and (ii) the MHC may convert from a mutual to a stock form holding company, in each case subject to the requirements of applicable laws and regulations.

     The SHC may conduct one or more offerings of its capital stock (which in the aggregate shall be less than 50% of the total to-be-outstanding voting stock of the SHC) in connection with or following consummation of the MHC Reorganization, subject to the approval of the Board of Directors of the SHC, the Association and the OTS and the OFI. Each such offering shall be conducted pursuant to a Stock Issuance Plan which meets the requirements of applicable laws and regulations and policies of the OTS and the OFI and/or any other regulatory authority. The actual timing of any offering of the SHC's capital stock shall be in the discretion of the Board of Directors of the SHC. The Plan of Stock Issuance adopted by the Association in connection with this Plan, as amended, is hereby incorporated herein by reference.

     Neither the MHC, the SHC, the Association nor the Stock-form Association shall loan funds or otherwise extend credit to any Person for the purpose of purchasing capital stock of the SHC issued in connection with any of the transactions referred to in this Section 9.

10.  STOCK COMPENSATION PLANS.

     Subject to the requirements of applicable laws and regulations (including applicable regulatory policies), and, if required, the approval of the stockholder(s) of the SHC, the Board of Directors of the SHC may adopt one or more stock compensation plans for directors, officers and employees of the MHC, the SHC or the Stock-form Association. Such plans may include, without limitation, an employee stock ownership plan, restricted stock plan and stock option plan.

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11.  DIRECTORS AND OFFICERS.

     Each Person serving as a director of the Association at the time of the MHC Reorganization shall serve as a director of the MHC, the SHC and the Stock-form Association thereafter for the terms respectively specified in the Charter or Articles of Incorporation, as the case may be, and Bylaws of the MHC, the SHC and the Stock-form Association and until his or her successor is elected and qualified.

12.  REORGANIZATION EXPENSES.

     The Association, the MHC, the SHC and the Stock-form Association shall use their best efforts to ensure that the expenses incurred by them in connection with the MHC Reorganization are reasonable.

13.  AMENDMENT OR TERMINATION OF THE PLAN.

     If deemed necessary or desirable by the Board of Directors of the Association, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to solicitation of proxies from Members to vote on this Plan and at any time thereafter with the concurrence of the OTS and the OFI. This Plan may be terminated by the Board of Directors of the Association at any time prior to the Special Meeting and at any time thereafter with the concurrence of the OTS and the OFI.

14.  TERMINATION.

     This Plan shall terminate 24 months after the date on which this Plan is approved by the Members of the Association in the event that the MHC Reorganization is not completed within such period or upon the earlier termination of the Plan in accordance with its terms.

15.  INTERPRETATION OF THE PLAN.

     References herein to provisions of Federal and State law and the rules and regulations of the OTS and the OFI shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Directors and Members of the Association and any subsequent amendments to such provisions.

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